Exhibit 4.11

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “1933 ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO YOU THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

PLAIN ENGLISH WARRANT AGREEMENT

This is a PLAIN ENGLISH WARRANT AGREEMENT dated __________ by and between GROVE COLLABORATIVE, INC., a Delaware corporation, and ____________________, a ___________________

The words “We”, “Us”, or “Our” refer to the warrant holder, which is ______________________________________. The words “You” or “Your” refers to the issuer, which is GROVE COLLABORATIVE, INC., and not to any individual. The words “the Parties” refers to both ______________________________________ and GROVE COLLABORATIVE, INC. This Plain English Warrant Agreement may be referred to as the “Warrant Agreement”.

The Parties have entered into a ___________ Agreement dated as of ____________ (the “Loan Agreement”).

In consideration of such Loan Agreement the Parties agree to the following mutual agreements and conditions set forth below:

WARRANT INFORMATION

Effective Date	Warrant Number	Loan Facility Number

Warrant Coverage

Part 1: Tranche A: $_______ (___% of $____________) or $____________ (____% of $____________); Tranche B: $_______ (___% of $____________) or $_______ (___% of $____________) , each as provided in Section 1 below.

Part 2: $_______ (___% of $____________), or $_______ (___% of $____________) , as provided in Section 1 below, in either case upon the availability of the Part 2 Commitment Amount and as provided in Section 1 below.

The Warrant Coverage is subject to adjustment as set forth in Section 1 of this Warrant Agreement.

Number of Shares

Part 1: Tranche A: _______; Tranche B: ____________

Part 2: ____________

The Number of Shares for each of Part 1 and Part 2 is subject to adjustment as set forth in Sections 1 and 4 of this Warrant Agreement.

	Price Per Share Parts 1 and 2: $________, subject to adjustment as set forth in Sections l and 4 of this Warrant Agreement.	Type of Stock Parts 1 and 2: Series C Preferred Stock, subject to adjustment as set forth in Sections 1 and 4 of this Warrant Agreement.

OUR CONTACT INFORMATION

Name	Address For Notices	Contact Person

YOUR CONTACT INFORMATION

Customer Name	Address For Notices	Contact Person

Grove Collaborative, Inc.	1301 Sansome Street San Francisco, CA 94111	Phil Moon Tel: 800-231-8527 email: pmoon@grove.co

1.	WHAT YOU AGREE TO GRANT US

Part 1:

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Tranche A. You grant to Us and We are entitled, upon the terms and subject to the conditions set forth in this Warrant Agreement, to purchase from You, at a price per share equal to the Exercise Price, that number of fully paid and non-assessable shares of Your Warrant Stock equal to either (a) _____________________ ($____________), divided by the Exercise Price or (b) in the event a minimum of $_____________________ is advanced under the Part 1 Commitment Amount on or before _____________________, _____________________ Dollars ($________________), divided by the Exercise Price.

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Tranche B. Upon the availability of the Part 1 Tranche B Commitment Amount under the Loan Agreement, You grant to Us and We are entitled, upon the terms and subject to the conditions set forth in this Warrant Agreement, to purchase from You, at a price per share equal to the Exercise Price, that number of fully paid and non-assessable shares of Your Warrant Stock equal to either (a) _____________________ Dollars ($________________), divided by the Exercise Price or (b) in the event a minimum of $__________________ is advanced under the Part l Commitment Amount on or before _____________________, _____________________ Dollars ($_____________________), divided by the Exercise Price.

Part 2: Upon the availability of the Part 2 Commitment Amount under the Loan Agreement, You grant to Us and We are entitled, upon the terms and subject to the conditions set forth in this Warrant Agreement, to purchase from You, at a price per share equal to the Exercise Price, an additional number of fully paid and non-assessable shares of Your Warrant Stock equal to either (a) _____________________ Dollars ($_________), divided by the Exercise Price or (b) in the event a minimum of $___________ is advanced under the Part 1 Commitment Amount on or before _____________________, _____________________ Dollars ($____________), divided by the Exercise Price.

The number of shares of Warrant Stock and the Exercise Price of such Warrant Stock are subject to adjustment as provided in Section 4 hereof.

For purposes of this Warrant Agreement, the following capitalized terms have the meanings given below:

“Exercise Price” means (a) if the Next Round financing closes on or before ____________ the lower of (i) $____________ and (ii) the lowest per share price for which Your preferred stock is sold in the Next Round or (b) if the Next Round financing does not close on or before ____________, then $____________.

“Next Round” means the next bona fide round of equity financing occurring subsequent to the Effective Date in which You issue and sell shares of Your preferred stock for aggregate gross cash proceeds of at least $____________ (excluding any amounts received upon conversion or cancellation of indebtedness).

“Warrant Stock” means (a) the class and series of Your preferred stock issued in the Next Round, if the lowest per share price for which such preferred stock is sold in the Next Round is less than $____________ and the Next Round is consummated on or before ____________, or (b) in all other cases, Your Series C Preferred Stock. For avoidance of doubt, if this Warrant Agreement is exercised prior to the Next Round then this Warrant Agreement shall be exercisable for Your Series C Preferred Stock.

The Parties agree that this Warrant Agreement to purchase the Warrant Stock has a fair market value equal to $______ and that $______ of the issue price of the investment will be allocable to the Warrant Agreement and the balance shall be allocable to the Loan Agreement for income tax purposes and the original issue discount on the Loan Agreement shall be considered to be zero.

2.	WHEN ARE WE ENTITLED TO PURCHASE YOUR WARRANT STOCK.

The term of this Warrant Agreement and Our right to purchase Warrant Stock will begin on the Effective Date and shall be available for ____ (___) years through and including ____________.

Notwithstanding the foregoing, Our right to purchase the Warrant Stock shall be automatically and fully exercised via the net issuance method described below (without surrender of the Warrant Agreement) upon the occurrence of a Merger Event, as defined below, with a Person that is not one of Your affiliates, in which Your common stock is exchanged for cash and/or stock of a class that is listed on a recognized national exchange, provided that, upon consummation of the Merger Event, the consideration payable to Us pursuant to such exercise and on account of the Warrant Stock consists of (i) cash or (ii) stock of a class that is listed on a recognized national exchange and the total per share value of such stock consideration is equal to or greater than ____ (__) times the aggregate Exercise Price (as adjusted). Further notwithstanding anything to the contrary contained herein, if the per share value of the consideration payable to holders of the Warrant Stock upon the consummation of a Merger Event in cash is less than the Exercise Price (as adjusted) and We have not elected to exercise this Warrant Agreement, then this Warrant Agreement shall automatically terminate as of in connection with the consummation of such Merger Event and shall be of no further force and effect (unless exercised by Us in connection with such Merger Event). No less than ____ (__) days prior to any Merger Event, You shall provide Us with written notice of the proposed Merger Event together with a copy of the executed merger agreement, or other definitive documentation (and all schedules and exhibits thereto) and information concerning Your expected capitalization immediately prior to the Merger Event. Upon consummation of the Merger Event, You shall promptly provide Us with (a) a copy of any modifications or amendments to the executed merger agreement, (b) any other documents in connection therewith, (c) updated information, if any, concerning Your capitalization immediately prior to the Merger Event, and, (d) upon request, by Us any other information reasonably necessary to an informed evaluation of Our rights under this Agreement.

3.	HOW WE MAY PURCHASE YOUR WARRANT STOCK.

We may exercise Our purchase rights, in whole or in part, at any time, or from time to time, prior to the expiration of the term of this Warrant Agreement, by giving You, except as provided in the last paragraph of this Section 3, a completed and executed Notice of Exercise in the form attached as Exhibit I. Promptly upon receipt of the Notice of Exercise and in any event no later than ________ (__) days after you have received Our Notice of Exercise and payment of the aggregate Exercise Price for the shares purchased, You will issue to Us a certificate (in electronic format, if You are issuing certificates electronically) for the number of shares of Warrant Stock that We have purchased and You will execute the Acknowledgment of Exercise in the form attached hereto as Exhibit II indicating the number of shares which will be available to Us for future purchases, if any.

We may pay for the Warrant Stock by either (i) cash or check, or (ii) by the net issuance method as determined below. If We elect the net issuance method, You will issue Warrant Stock using the following formula:

X = Y(A-B)
A

Where:	X =	the number of shares of Warrant Stock to be issued to Us.

	Y =	the number of shares of Warrant Stock We request to be exercised under this Warrant Agreement.

	A =	the fair market value of one share of Warrant Stock (as of the date of such calculation).

	B =	the Exercise Price (as of the date of such calculation).

For purposes of the above calculation and the below paragraphs, current fair market value of Warrant Stock shall mean with respect to each share of Warrant Stock:

If the exercise is in connection with the initial public offering of Your Common Stock, and if Your registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value per share shall be the product of (x) the initial “Price to Public” specified in the final prospectus of the offering and (y) the number of shares of common stock into which each share of Warrant Stock is convertible at the time of such exercise.

If this Warrant Agreement is exercised after, and not in connection with Your initial public offering, and:

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if Your common stock is traded on a securities exchange, the fair market value of the Warrant Stock shall be the product of (x) the average of the closing prices of Your common stock over a ____ (__) day period ending ____ (__) days before the day the current fair market value of the Warrant Stock is being determined and (y) the number of shares of Your common stock into which each share of Warrant Stock is convertible at the time of such exercise; or

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if Your common stock is actively traded over-the-counter, the fair market value of the Warrant Stock shall be the product of (x) the average of the closing bid and asked prices of Your common stock over the ____ (__) day period ending ____ (__) days before the day the current fair market value of the Warrant Stock is being determined and (y) the number of shares of Your common stock into which each share of Warrant Stock is convertible at the time of such exercise.

If this Warrant Agreement is exercised prior to or after Your initial public offering, and:

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Your common stock is not listed on any securities exchange or the over-the-counter market, the current fair market value of one share of Warrant Stock shall be the product of (x) the fair market value of a share of Your common stock (the highest price per share which You could obtain from a willing buyer (not a current employee or director) for shares of common stock sold, from authorized but unissued shares), as determined in good faith by Your Board of Directors, and (y) the number of shares of common stock into which each share of Warrant Stock is convertible at the time of such exercise. Notwithstanding the foregoing, however, if You shall become subject to a merger, acquisition or other consolidation pursuant to which holders of Warrant Stock shall be entitled to receive cash, securities or other property, then the fair market value of the Warrant Stock shall be deemed to be the value received by the holders of the Warrant Stock (on a common equivalent basis) pursuant to such merger or acquisition or other consolidation.

During the term of this Warrant Agreement, except as provided in the next sentence, You will at all times from and after the Effective Date have authorized and reserved a sufficient number of shares of (a) Warrant Stock to provide for the exercise of our rights to purchase Warrant Stock, and (b) common stock to provide for the conversion of the Warrant Stock. Notwithstanding the foregoing, in no event shall You be required to authorize or reserve any of Your preferred stock issued in the Next Round unless and until both (x) the Next Round is consummated and (y) the Warrant Stock is Your preferred stock issued in the Next Round.

If We elect to exercise part of the Warrant Agreement, You will promptly issue to Us an amended Warrant Agreement stating the remaining number of shares that are available. All other terms and conditions of that amended Warrant Agreement shall be identical to those contained in this Warrant Agreement.

If at the end of the term of this Warrant Agreement, the fair market value of one share of Warrant Stock (or other security issuable upon the exercise hereof) as determined in accordance herewith is greater than the Exercise Price in effect on such date, then this Warrant Agreement shall automatically be deemed on and as of such date to be converted pursuant hereto as to all shares of Warrant Stock (or such other securities) for which it shall not previously have been exercised or converted, and You shall promptly deliver a certificate representing the shares of Warrant Stock (or such other securities) issued upon such conversion to Us.

4.	WHEN WILL THE NUMBER OF SHARES AND EXERCISE PRICE CHANGE.

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If You are Acquired. Subject to Section 2, if at any time: (i) there is a reorganization of Your stock (other than a reclassification, exchange or subdivision of Your stock otherwise provided for in this Warrant Agreement); or (ii) You consummate a Deemed Liquidation Event (as defined in Your Certificate of Incorporation as amended through the Effective Date (Your “Certificate of Incorporation”)) and a waiver of such Deemed Liquidation Event by Your shareholders shall not apply to Us (each such event referred to as a

“Merger Event”), then, as a part of such Merger Event, lawful provision shall be made so that We shall thereafter be entitled to receive, upon exercise of Our rights under this Warrant Agreement, the number of shares of preferred stock or other securities of the successor or surviving person resulting from such Merger Event, equal in value to that which would have been issuable if We had exercised Our rights under this Warrant Agreement immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by Your Board of Directors) shall be made in the application of the provisions of this Warrant Agreement with respect to Our rights and interest after the Merger Event so that the provisions of this Warrant Agreement (including adjustments of the Exercise Price and number of shares of Warrant Stock purchasable) shall be applicable to the greatest extent possible.

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If You Reclassify Your Stock. If at any time, other than in connection with a Merger Event covered above, You combine, reclassify, exchange or subdivide Your securities or otherwise change any of the securities as to which purchase rights under this Warrant Agreement exist into the same or a different number of securities of any other class or classes, this Warrant Agreement will thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change.

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If You Subdivide or Combine Your Shares. If at any time, other than in connection with a Merger Event covered above, You combine or subdivide the Warrant Stock, the Exercise Price will be proportionately decreased in the case of a subdivision, or proportionately increased in the case of a combination.

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If You Pay Stock Dividends. If at any time, other than in connection with a Merger Event covered above, You pay a dividend payable in, or make any other distribution (except any distribution specifically provided for in the above paragraphs) of the Warrant Stock, then the Exercise Price shall be adjusted, from and after the record date of such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction (i) the numerator of which shall be the total number of all shares of the Warrant Stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of all shares of the Warrant Stock outstanding immediately after such dividend or distribution. We will thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Warrant Stock (calculated to the nearest whole share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Warrant Stock issuable upon the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

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“Pay to Play” Rights. In the event that We have not exercised this Warrant as to all the Warrant Stock and any “pay to play” terms or conditions (i.e. terms or conditions that require a holder of shares of Your preferred stock (the “Preferred Stock”) to purchase securities in a future round of equity financing or else lose the benefit of anti-dilution protections applicable to shares of Preferred Stock or have such shares of Preferred Stock automatically convert into common stock or another class or series of capital stock) in Your Certificate of Incorporation are triggered in connection with any sale or issuance of securities (a “Trigger Event”), then, in each such event the purchase rights remaining under this Warrant Agreement shall automatically adjust to provide Us, upon the later exercise hereof, with the same securities and/or rights that We would have received had We (x) exercised such portion of this Warrant Agreement prior to such Trigger Event, and (y) participated in the applicable equity financing in an amount sufficient to be deemed to have fully participated for purposes of such “pay to play” provision.

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If You Change the Antidilution Rights of the Warrant Stock or Issue New Preferred or Convertible Stock. All antidilution rights applicable to the Warrant Stock purchasable under this Warrant Agreement are as set forth in Your Certificate of Incorporation. You will promptly provide Us with any restatement, amendment; modification of or waiver of any right, in each case that relates to the Warrant Stock, under Your Certificate of Incorporation.

5.	WE CAN TRANSFER THIS WARRANT AGREEMENT.

Subject to the terms and conditions contained in Section 7, We (or any successor transferee) may transfer in whole or in part this Warrant Agreement and all its rights. You will record the transfer on Your books when You receive Our Notice of Transfer in the form attached hereto as Exhibit III, and Our payment of all transfer taxes and other governmental charges involved in such transfer. Such transferee shall agree to be bound by all terms and conditions of this Warrant Agreement and make the representations and covenants (including with respect to the “Market Stand-Off’) in Section 7 hereof to You on the effective date of such transfer.

6.	REPRESENTATIONS, WARRANTIES, AND COVENANTS FROM YOU.

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Reservation of Warrant Stock. The Warrant Stock issuable upon exercise of Our rights under this Warrant Agreement will be duly and validly reserved (with it being acknowledged that, prior to the Next Round, You have not reserved any shares of the Next Round that this Warrant Agreement may be exercisable for) and when issued in accordance with the provisions of this Warrant Agreement will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, however, that the Warrant Stock issuable pursuant to this Warrant Agreement may be subject to restrictions on transfer under state and/or Federal securities laws. Upon Our exercise, You will issue to Us certificates for shares of Warrant Stock without charging Us any tax, or other cost incurred by You in connection with such exercise and the related issuance of shares of Warrant Stock. You will not be required to pay any tax, which may be payable in respect of any transfer involved and the issuance and delivery of any certificate in a name other than ________________________.

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Due Authority. Your execution and delivery of this Warrant Agreement and the performance of Your obligations hereunder, including the issuance to Us of the right to acquire the shares of Warrant Stock, have been duly authorized by all necessary corporate action on Your part and this Warrant Agreement is not inconsistent with Your Certificate of Incorporation or Bylaws, do not contravene any law or governmental rule, regulation or order applicable to it, do not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, material contract or other instrument to which You are a party or by which You are bound, and this Warrant Agreement constitutes a legal, valid and binding agreement, enforceable in accordance with its respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies.

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Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, Federal or other governmental authority or agency is required with respect to execution, delivery and Your performance of Your obligations under this Warrant Agreement, except for the corporate approvals in connection with the Next Round and the filing of any required notices pursuant to Federal and state securities laws, which filings will be effective by the times required thereby.

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Issued Securities. All of Your issued and outstanding shares of common stock, Warrant Stock or any other securities have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of common stock and Warrant Stock were issued in full compliance with all Federal and state securities laws. In addition, as of the Effective Date, and immediately prior to the issuance of this Warrant, Our capitalization is as set forth in the attached Schedule 1.

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Other Commitments to Register Securities. Except as set forth in this Warrant Agreement and the Investors’ Rights Agreement, You are not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the 1933 Act any of Your presently outstanding securities or any of Your securities which may hereafter be issued.

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Exempt Transaction. Subject to the accuracy of Our representations in Section 7 hereof, the issuance of the Warrant Stock upon exercise of this Warrant Agreement will constitute a transaction exempt from (i) the registration requirements of Section 5 of the 1933 Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

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Compliance with Rule 144. We may sell the Warrant Stock issuable hereunder in compliance with Rule 144 promulgated by the Securities and Exchange Commission. Within ____ (__) days of Our request, You agree to furnish Us, a written statement confirming Your compliance with the filing requirements of the Securities and Exchange Commission as set forth in such Rule 144, as may be amended.

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No Impairment. Except as set forth herein, You agree not to, by amendment of Your Certificate of Incorporation, by-laws or other organizational or charter documents or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant Agreement by You, but shall at all times in good faith assist in carrying out of all the provisions of this Warrant Agreement and in taking all such action as may be necessary or appropriate to protect Our rights under this Warrant Agreement against impairment. However, notwithstanding the foregoing, You shall not be deemed to have impaired Our rights if You amend, restate, modify or waive any provisions of Your Certificate of Incorporation (by amendment, merger, reclassification, recapitalization or otherwise), or the holders of Your preferred stock waive their rights thereunder, in a manner that does not (individually or when considered in the context of any other actions being taken in connection with such amendments or waivers) the rights, privileges, preferences, restrictions and limitations of the Warrant Stock in a manner different from the effect that such amendments, restatements, modifications or waivers have generally on the rights, privileges, preferences, restrictions and limitations of the then outstanding securities of You that are of the same series and class as the Warrant Stock, it being expressly understood that an amendment, restatement, modification or waiver that applies equally to all holders of the class and/or series of securities then issuable upon exercise of this Warrant that has a different economic effect on You shall not be deemed to affect the rights, privileges, preferences, restrictions and limitations of the Warrant Stock in a manner different from the effect that such amendments, restatements, modification or waivers have generally on the rights, privileges, preferences, restrictions and limitations of the then outstanding securities of You that are of the same series and class as the Warrant Stock.

7.	OUR REPRESENTATIONS AND COVENANTS TO YOU.

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Investment Purpose. The right to acquire Warrant Stock or the Warrant Stock issuable upon exercise of Our rights contained herein and the common stock issuable upon conversion will be acquired for investment purposes and not with a view to the sale or distribution of any part thereof, and We have no present intention of selling or engaging in any public distribution of the same in violation of the 1933 Act.

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Private Issue. We understand (i) that this Warrant Agreement, the Warrant Stock issuable upon exercise of this Warrant Agreement and the common stock issuable upon conversion of the Warrant Stock are not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that Your reliance on such exemption is predicated on the representations set forth in this Section 7.

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Disposition of Our Rights. In no event will We make a disposition of any of Our rights to acquire Warrant Stock or Warrant Stock issuable upon exercise of such rights or the common stock issuable upon conversion of the Warrant Stock unless and until (i) We shall have notified You in writing of the proposed disposition, and (ii) the transferee agrees to be bound in writing to the applicable terms and conditions of this Warrant Agreement, and (iii) if You request, We shall have furnished You with an opinion of counsel satisfactory to You and Your counsel to the effect that (A) appropriate action necessary for compliance with the 1933 Act has been taken, or (B) an exemption from the registration requirements of the 1933 Act is available. Notwithstanding the foregoing, the restrictions imposed upon the transferability of any of Our rights to acquire Warrant Stock or Warrant Stock issuable on the exercise of such rights or the common stock issuable upon conversion of the Warrant Stock do not apply to transfers from the beneficial owner of any of the aforementioned securities to its nominee or from such nominee to its beneficial owner, and shall terminate as to any particular share of Warrant Stock when (1) such security shall have been effectively registered under the 1933 Act and sold by the holder thereof in accordance with such registration or (2) such security shall have been sold without registration in compliance with Rule 144 under the 1933 Act, or (3) a letter shall have been issued to You at Our request by the staff of the Securities and Exchange Commission or a ruling shall have been issued to You at Our request by such Commission stating that no action shall be recommended by such staff or taken by such Commission, as the case may be, if such security is transferred without registration under the 1933 Act in accordance with the conditions set forth in such letter or ruling and such letter or ruling specifies that no subsequent restrictions on transfer are required. Whenever the restrictions imposed hereunder shall terminate, as hereinabove provided, the holder of a share of Warrant Stock then outstanding as to which such restrictions have terminated shall be entitled to receive from You, without expense to such holder, one or more new certificates for the Warrant or for such shares of Warrant Stock not bearing any restrictive legend referring to 1933 Act registration or exemption.

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Financial Risk. We have such knowledge and experience in financial and business matters and knowledge of Your business affairs and financial condition as to be capable of evaluating the merits and risks of Our investment, and have the ability to bear the economic risks of Our investment.

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Risk of No Registration. We understand that if You do not register with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), or file reports pursuant to Section 15(d), of the 1934 Act, or if a registration statement covering the securities under the 1933 Act is not in effect when We desire to sell (i) the rights to purchase Warrant Stock pursuant to this Warrant Agreement, or (ii) the Warrant Stock issuable upon exercise of the right to purchase, or (iii) the common stock issuable upon conversion of the Warrant Stock, We may be required to hold such securities for an indefinite period. We also understand that any sale of Our right to purchase Warrant Stock or Warrant Stock or common stock issuable upon conversion of the Warrant Stock, which might be made by it in reliance upon Rule 144 under the 1933 Act may be made only in accordance with the terms and conditions of that Rule.

•	Accredited Investor. We are an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D of the 1933 Act, as presently in effect.

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“Market Stand-Off” Agreement. With respect to this Warrant, the Warrant Stock and any shares of common stock issuable upon conversion of the Warrant Stock, We hereby agree to be bound by the “Market Stand-off’ provisions in Section _____ of Your Investors’ Rights Agreement (as defined below). Notwithstanding the foregoing, in no event shall such market stand-off agreement restrict Our ability to exercise Our purchase rights under this Warrant Agreement, including the transfer of common stock to You solely to satisfy the exercise price pursuant to the net issuance method and if there is any conflict between the Investors’ Rights Agreement and this subsection, this subsection shall control.

8.	NOTICES YOU AGREE TO PROVIDE US.

You agree to give Us at least ____ (__) days prior written notice of the following events:

•	If You pay a dividend or distribution declaration upon Your stock.

•	If You offer for subscription pro-rata to the existing shareholders additional stock or other rights.

•	If You consummate or sign definitive documents providing for a Merger Event.

•	If You have an initial public offering.

•	If You dissolve or liquidate.

All notices in this Section must set forth details of the event, how the event adjusts either Our number of shares or Our Exercise Price and the method used for such adjustment.

Timely Notice. Your failure to timely provide such notice required above shall entitle Us to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Us; provided, however, that this will not prevent or delay You from consummating any of the transactions listed above.

9.	DOCUMENTS YOU WILL PROVIDE US.

Upon signing this Warrant Agreement You will provide Us with:

•	Executed originals of this Warrant Agreement, and all other documents and instruments that We may reasonably require

•	Secretary’s certificate of incumbency and authority

•	Certified copy of resolutions of Your board of directors approving this Warrant Agreement

•	Certified copy of Certificate of Incorporation and by-laws as amended through the Effective Date

•	The Investors’ Rights Agreement

So long as this Warrant Agreement is in effect, You shall provide Us with the following:

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Within ____ (__) business days after the closing of any equity financing, or extension of an existing round of equity financing, occurring after the Effective Date, in which You issue preferred stock or other securities You will provide Us with copies of the fully executed equity financing documents, including without limitation the related stock purchase agreement, investors rights agreement, voting agreement, amended or restated Certificates of Incorporation, current capitalization table and other related documents. Notwithstanding any term or condition contained in this Warrant Agreement to the contrary, Your failure to comply with this paragraph shall not constitute a default unless You have not provided the information requested within ____ (__) business days after Our request.

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Within ____ (__) days after completion You shall provide Us with any 409A Valuation Reports or other similar reports prepared for You. Notwithstanding any term or condition contained in this Warrant Agreement to the contrary, Your failure to comply with this paragraph shall not constitute a default unless You have not provided the information requested within ____ (__) business days after Our request.

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After all obligations under the Loan Agreement have been finally paid in full, within ________ (__) days after the end of each quarter, You will provide Us with (1) an unaudited income statement, statement of cash flows, and an unaudited balance sheet prepared in accordance with GAAP accompanied by a report detailing any material contingencies, (2) (i) at all times that Your Board of Directors requires You to prepare audited financial statements, as soon as available, but no later than ___________ (__) days after the last day of Your fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Us; and (ii) at all other times, as soon as available, but no later than ____ (__) days after the last day of Your fiscal year, a company-prepared consolidated balance sheet and income statement covering Your consolidated operations during such fiscal year.

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You shall submit to Us any other documents and other information that We may reasonably request from time to time and are necessary to implement the provisions and purposes of this Warrant Agreement. Notwithstanding any term or condition contained in this Warrant Agreement to the contrary, Your failure to comply with this paragraph shall not constitute a default unless You have not provided the information requested within ______ (__) days of Our request.

10.	REGISTRATION RIGHTS UNDER THE 1933 ACT.

Concurrently with the issuance of this Warrant Agreement, the Amended and Restated Investors’ Rights Agreement attached hereto as Exhibit IV shall be executed and delivered by You, Us, and by such other parties as are necessary to amend and restate the Prior Agreement (as defined in therein) (the “Investors’ Rights Agreement”).

11.	OTHER LEGAL PROVISIONS THE PARTIES WILL ABIDE BY.

Effective Date. This Warrant Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Parties on the date hereof. This Warrant Agreement shall be binding upon any of the successors or assigns of the Parties.

Attorney’s Fees. In any litigation, arbitration or court proceeding between the Parties relating to this Warrant Agreement, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Warrant Agreement.

Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant Agreement as a consequence of any adjustment pursuant hereto. All Warrant Stock (including fractions) issuable upon exercise of this Warrant Agreement may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, You shall, in lieu of issuance of any fractional share, pay Us, if We are otherwise entitled to such fraction, a sum in cash equal to the product resulting from multiplying the then current fair market value of the Warrant Stock by such fraction.

Governing Law. This Warrant Agreement shall be governed by and construed for all purposes under and in accordance with the laws of the State of California without giving effect to that body of law pertaining to conflicts of laws.

Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Warrant Agreement may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Warrant Agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in San Mateo County, State of California; (b) waives any objection as to jurisdiction or venue in San Mateo County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Warrant Agreement. Service of process on any party hereto in any action arising out of or relating to this Warrant Agreement shall be effective if given in accordance with the requirements for notice set forth in this Section, and shall be deemed effective and received as set forth therein. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

Mutual Waiver of Jury Trial; Judicial Reference. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the Parties wish applicable state and federal laws to apply (rather than arbitration rules), the Parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE PARTIES SPECIFICALLY WAIVES ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY YOU AGAINST US OR OUR ASSIGNEE OR BY US OR OUR ASSIGNEE AGAINST YOU. IN THE EVENT THAT THE FOREGOING JURY TRIAL WAIVER IS NOT ENFORCEABLE, ALL CLAIMS, INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE CALIFORNIA CODE OF CIVIL PROCEDURE (“REFERENCE”). THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTHING IN THIS SECTION SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE LAWFUL SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES. THE PARTIES SHALL BEAR THE FEES

AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS SECTION. THE PARTIES ACKNOWLEDGE THAT THE CLAIMS WILL NOT BE ADJUDICATED BY A JURY. This waiver extends to all such Claims, including Claims that involve persons other than You and Us; Claims that arise out of or are in any way connected to the relationship between You and Us; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Warrant Agreement.

Counterparts. This Warrant Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Notices. Any notice required or permitted under this Warrant Agreement shall be given in writing and shall be deemed effectively given upon the earlier of (1) actual receipt or ___ days after mailing if mailed postage prepaid by regular or airmail to Us or You or (2) one day after it is sent by overnight mail via nationally recognized courier or (3) on the same day as sent via confirmed facsimile transmission, provided that the original is sent by personal delivery or mail by the sending party.

Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where such party will not have an adequate remedy at law and where damages will not be readily ascertainable. Each party expressly acknowledges and agrees that there is no adequate remedy at law for any breach of this Warrant Agreement and that in the event of any breach of this Warrant Agreement, the injured party shall be entitled to specific performance of any or all provisions hereof or an injunction prohibiting the other party from continuing to commit any such breach of this Warrant Agreement.

Survival. The representations, warranties, covenants, and conditions of the Parties contained herein or made pursuant to this Warrant Agreement shall survive the execution and delivery of this Warrant Agreement.

Severability. In the event any one or more of the provisions of this Warrant Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Warrant Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the Parties underlying the invalid, illegal or unenforceable provision.

Entire Agreement. This Warrant Agreement constitutes the entire agreement between the Parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and undertakings of the Parties, whether oral or written, with respect to such subject matter.

Amendments. Any provision of this Warrant Agreement may only be amended by a written instrument signed by the Parties.

Lost Warrants or Stock Certificates. You covenant to Us that, upon receipt of evidence reasonably satisfactory to Us of the loss, theft, destruction or mutilation of this Warrant Agreement or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to You, or in the case of any such mutilation upon surrender and cancellation of such Warrant Agreement or stock certificate, You will make and deliver a new Warrant Agreement or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant Agreement or stock certificate.

Rights as Stockholders. We shall not, as a party to this Warrant Agreement, be entitled to vote or receive dividends or be deemed the holder of Warrant Stock or any of Your other securities which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon Us any of the rights of one of Your stockholders or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to receive dividends or subscription rights or otherwise until this Warrant Agreement is exercised and the shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

Signatures. This Warrant Agreement may be executed and delivered by facsimile or transmitted electronically in either Tagged Image Format Files (“TIFF”) or Portable Document Format (“PDF”) and, upon such delivery, the facsimile, TIFF or PDF signature, as applicable, will be deemed to have the same effect as if the original signature had been delivered to the other party.

(Signature Page to Follow)

EXHIBIT I

NOTICE OF EXERCISE

To:	[_____________________]

1.

We hereby elect to purchase [______] shares of the Series [______] Preferred Stock of [__________], pursuant to the terms of the Plain English Warrant Agreement dated the [______] day of [______], [20__] (the “Warrant Agreement”) between You and Us, We hereby tender here payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any.

2.	Method of Exercise (Please initial the applicable blank)

a.

_________ The undersigned elects to exercise the Warrant Agreement by means of a cash payment, and gives You full payment for the purchase price of the shares being purchased, together with all applicable transfer taxes, if any.

b.	_________ The undersigned elects to exercise the Warrant Agreement by means of the net issuance method of Section 3 of the Warrant Agreement.

3.

In exercising Our rights to purchase the Series [______] Preferred Stock of [_____________________], We hereby confirm and acknowledge the investment representations, warranties and covenants made in Section 7 of the Warrant Agreement.

Please issue a certificate or certificates representing these purchased shares of Series [______] Preferred Stock in Our name or in such other name as is specified below.

(Name)

(Address)

US:

By:

Title:

Date:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

[__________________________], hereby acknowledges receipt of the “Notice of Exercise” from [__________________________], to purchase [______] shares of the Series [______] Preferred Stock of [__________________], pursuant to the terms of the Plain English Warrant Agreement dated the [______] day of [20__] (the “Warrant Agreement”) and further acknowledges that [______] shares remain subject to purchase under the terms of the Warrant Agreement.

YOU:	GROVE COLLABORATIVE, INC.

By:

Title:

Date:

EXHIBIT III

TRANSFER NOTICE

FOR VALUE RECEIVED, the foregoing Warrant Agreement and all rights evidenced thereby are hereby transferred and assigned to

________________________________________________________________________
(Please Print)

Whose address is ________________________________________________________________________

_______________________________________________________________________________________

Dated: __________________________________________________

Holder’s Signature: _______________________________________

Holder’s Address: ________________________________________

Transferee’s Signature: ____________________________________

Transferee’s Address: _____________________________________

Signature Guaranteed: ____________________________________

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Warrant Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant Agreement.

EXHIBIT IV

A&R INVESTORS’ RIGHTS AGREEMENT

SCHEDULE 1

CAPITALIZATION TABLE

	Outstanding	Fully diluted
Common
Series Seed Preferred
Series A Preferred
Series B Preferred
Series C Preferred
Common Warrants
Series A Warrants
Series B Warrants
Options Issued
Options Available
Total